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                                                                      EXHIBIT 23



                              ACCOUNTANTS' CONSENT



The Board of Directors
Bacou USA, Inc.:


The audits referred to in our report dated February 11, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-09251 and 333-72637) on Form S-8 of Bacou USA, Inc. of our reports, relating to the consolidated balance sheets of Bacou USA, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Bacou USA, Inc.



Providence, Rhode Island                             KPMG LLP
March 17, 2000